Exhibit 99.1

DEUTSCHE BANK TO EXPAND HOLDINGS OF TWO COMMODITY-LINKED EXCHANGE TRADED FUNDS

PowerShares DB Commodity Index Tracking Fund and PowerShares DB Agriculture Fund will add 15 additional commodities by October 30, 2009

NEW YORK, September 30, 2009 – Deutsche Bank today announced it will increase the number of commodities tracked by the PowerShares DB Commodity Index Tracking Fund (NYSE: DBC) and the PowerShares DB Agriculture Fund (NYSE: DBA). The additional commodities will diversify the funds’ exposures, reduce the funds’ holdings in Chicago Corn and Wheat, and satisfy position limits imposed by the Commodity Futures Trading Commission (CFTC) in those two commodities.

The changes are summarized as follows:

PowerShares DB Commodity Index Tracking Fund (NYSE: DBC)

In addition to the six commodities it currently tracks, DBC will add Brent Crude, Copper Grade A, Natural Gas, RBOB Gasoline, Silver, Soybeans, Sugar, and Zinc.

PowerShares DB Agriculture Fund (NYSE: DBA)

In addition to the four commodities it currently tracks, DBA will add Cocoa, Coffee, Cotton, Feeder Cattle, Kansas Wheat, Lean Hogs, and Live Cattle.

Details are contained in the 8-Ks filed today, available at www.sec.gov.

Investors seeking further information, please call:

ALPS	+1 (877) 369-4617
PowerShares	+1 (800) 983-0903

Reporters seeking further information, please call:

Renee Calabro	+1 (212) 250-5525
Media Relations, Deutsche Bank

About Deutsche Bank

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